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                                                                       EXHIBIT 5



                 [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]




                               September   , 1998



Anthony & Sylvan Pools Corporation
220 Park Drive
Chardon, Ohio 44024

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-1 ("Registration Statement") to be filed by Anthony & Sylvan Pools Corporation (the "Company") in connection with the initial public offering of its common shares, without par value ("Common Shares"), upon the terms and conditions set forth in the
Underwriting Agreement dated September   , 1998 by and among the Company,
McDonald & Company Securities, Inc., Friedman, Billings, Ramsey & Co., Inc. and Morgan Keegan & Company, Inc ("Underwriting Agreement"). We have examined such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, we are of the opinion that the Common Shares, when issued by the Company as contemplated in the Registration Statement and the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Matters" in the prospectus contained therein.

                              Respectfully submitted,

                              SQUIRE, SANDERS & DEMPSEY L.L.P.